Exhibit 99.1


                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001




INVACARE CORPORATION REPORTS SALES AND EARNINGS IN RANGE WITH GUIDANCE; COST REDUCTION PLANS ANNOUNCED FOR RETURN TO EARNINGS GROWTH

ELYRIA, Ohio - (July 28, 2005) - Invacare Corporation (NYSE: IVC) today announced that its financial results for the second quarter and first half of the year ended June 30, 2005 were in range with recent guidance.

CONSOLIDATED RESULTS
Earnings per share for the second quarter were $0.40 versus $0.56 for the second quarter last year, while net earnings for the quarter were $12.9 million versus $18.0 million for the second quarter last year. Net sales for the quarter increased 17% to $396.3 million versus $339.3 million for the second quarter last year. Foreign currency accounted for three percentage points of the net sales increase, while acquisitions contributed an additional eleven percentage points for the quarter. Results for the quarter benefited from higher net sales, which were offset by a lower gross margin, higher selling, general and administrative expense (SG&A expense) and higher interest expense.

Gross  margin as a percentage  of net sales for the second  quarter was lower by
1.5 percentage points compared to last year's second quarter. As previously discussed in the Company's July 6, 2005 news release, freight costs have increased sharply in the quarter, largely due to fuel surcharges driven by the high price of oil. Additionally, price reductions in standard products in North America starting in July of last year negatively impacted the comparison against gross margin in the second quarter of last year.

SG&A expense as a percentage of net sales increased by 0.4 percentage points compared to the second quarter last year. SG&A expense increased 19% over last year's second quarter due to acquisitions and foreign currency translation. Foreign currency accounted for three percentage points of the increase in SG&A expense, while acquisitions contributed an additional sixteen percentage points.

Earnings per share for the first six months of this year decreased to $0.81 versus $1.00 last year. Net earnings declined to $26.5 million versus $32.2 million last year. Net sales for the first half of the year increased 16% to $767.2 million versus $660.6 million last year. Foreign currency accounted for two percentage points of the net sales increase, while acquisitions contributed an additional eleven percentage points for the six-month period. Results for the first six months of this year benefited from higher net sales, offset by a lower gross margin, higher SG&A expense and higher interest expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Although the Company's earnings performance was disappointing for the second quarter, Invacare remained focused on its cash flow performance, generating a strong $31 million of free cash flow* for the quarter, which included $5 million related to the sale of a manufacturing facility no longer used by the Company. In the second quarter, the Company had a 3% net sales increase excluding foreign currency and acquisitions, similar to that experienced in the first quarter. With costs in place to support anticipated higher growth along with the impact of higher freight costs, the earnings were down from the previous year." Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 6% to $264.9 million versus $249.0 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional one percentage point for the quarter.

Respiratory products sales increased 28% for the quarter, largely due to continued strong performance of the HomeFill(TM) oxygen system product line and strong sales of oxygen concentrators. Invacare Supply Group (ISG) sales increased 8%, in line with ISG's growth pattern in the recent past. Invacare Continuing Care Group sales increased by 23% for the quarter, with acquisitions accounting for 17% of the increase.

Sales of standard products decreased by 6% for the quarter, as the benefit from increasing unit volumes of standard products was more than offset by lower pricing. Excluding the positive impact from acquisitions, sales of the rehab products line decreased 5%, due primarily to continued Medicare power wheelchair eligibility pressures and Medicaid related reimbursement pressures. Sales of consumer power wheelchairs were down 11% for the quarter versus last year's second quarter.

For the quarter, earnings before income taxes decreased to $14.1 million versus $25.7 million last year, largely due to increased freight costs, programs in place to support anticipated higher growth, continued weakness in the rehab products line and the pricing pressures in the standard products line.

For the first six months of the year, North American net sales increased 6% to $515.8 million versus $486.3 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional two percentage points.

EUROPE
For the quarter, European net sales increased 46% to $110.3 million versus $75.4 million last year. Foreign currency accounted for seven percentage points of the net sales increase, while acquisitions contributed an additional forty percentage points for the quarter. The 1% sales decline for the quarter, excluding foreign currency and acquisitions, was primarily due to German reimbursement challenges for the Invacare wheelchair product lines.

For the quarter, earnings before income taxes increased to $7.4 million versus $3.3 million last year, primarily due to the acquisition of WP Domus GmbH. Domus continued to perform well in the second quarter, while performance in Invacare Germany and Netherlands was below expectations.

For the first six months of this year, European net sales increased 47% to $212.4 million versus $144.7 million last year. Foreign currency accounted for seven percentage points of the net sales increase, while acquisitions contributed an additional forty percentage points for the six-month period.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales increased 42% to $21.1 million versus $14.8 million last year. Foreign currency accounted for fifteen percentage points of the net sales increase, while acquisitions contributed an additional nineteen percentage points for the quarter. The increase in net sales of eight percentage points excluding foreign currency and acquisitions was largely due to volume increases in all locations.

For the quarter, earnings before income taxes decreased to a loss of $1.6 million versus earnings of $0.2 million last year in large part due to negative currency impacts and cost increases.

For the first six months of this year, Asia/Pacific net sales increased 32% to $39.0 million versus $29.6 million last year. Foreign currency accounted for eleven percentage points of the net sales increase, while acquisitions contributed an additional sixteen percentage points for the six-month period.

FINANCIAL CONDITION
At the end of the second quarter, total debt outstanding was $554.5 million, bringing debt-to-total-capitalization to 42.8%, slightly higher than the ratio at the end of last year. Days sales outstanding were 62 days, improving by five days compared with the second quarter of last year. Inventory turns were 5.1, down from 5.8 at the end of last year although improved from 4.9 at the end of first quarter this year. Turns were negatively impacted by building finished goods for a sales level that failed to materialize.

OUTLOOK
Reimbursement uncertainties that impacted the first quarter of 2005 continue to affect the core North American rehab and standard businesses in the second quarter. The power wheelchair market is unlikely to return to growth until the Centers for Medicare and Medicaid Services (CMS) implements its plan for 49 new codes and related fees at the beginning of 2006. The uncertainty has particularly impacted Medicare power wheelchair sales and will likely continue to pressure results in 2005. In terms of Medicaid, there was in general no improvement in terms of reimbursement levels or approvals for home medical equipment.

Commenting on the Company's anticipated results, Mixon said, "Although disappointed with the earnings performance in the second quarter, the Company is determined to lower costs in order to grow earnings in the second half of the year. In order to adjust the cost base to the lower anticipated revenue growth levels, the Company has identified cost reductions and profit improvement actions totaling $9 million in the second half of 2005. These actions include:

     *    reducing global headcount by 230 personnel,
     * outsourcing improvements utilizing the Company's China manufacturing capability and third parties,
     *    shifting   substantial   resources   from   product   development   to
          manufacturing cost reduction activities and product rationalization,
     * reducing freight exposure through freight auctions and changing the freight policy,
     *    general expense reductions, and
     *    exiting four facilities.

As a result of these actions, the Company anticipates recognizing a $3 million to $5 million charge in the third quarter of this year. These initial actions are expected to result in annualized savings of $20 million as Invacare enters 2006."

In addition to these actions, the Company is reviewing its global manufacturing and distribution strategy. The Company is in the early stages of evaluating a multi-year plan to exit a number of manufacturing and distribution locations, resulting in annualized savings of up to $21 million. These plans would lead to restructuring charges over the next two years estimated at $22 million. While plans are not complete, the Company currently believes that the financial benefits from the restructuring in any one year will minimize the net income impact from the charge incurred in that year. The Company will provide additional details on these plans when it announces third quarter results.

For the full year, the Company confirms its previous guidance that it anticipates a net sales increase of between 14% and 15% and earnings per share of between $2.20 and $2.40. This guidance anticipates foreign currency and acquisitions to account for 10% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase is expected to be between 4% and 5%. The Company anticipates its free cash flow* for the year will be between $55 million and $65 million. The earnings per share guidance does not include the impact of the $3 million to $5 million charge mentioned above on a pre-tax basis or $0.06 to $0.10 per share after tax.

For the third quarter, the Company expects a net sales increase of between 16% and 18% and earnings per share of between $0.53 and $0.63. This guidance anticipates foreign currency and acquisitions to account for 12% to 13% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase would be between 4% and 5%. The earnings per share guidance does not include the impact of the $3 million to $5 million charge mentioned above on a pre-tax basis or $0.06 to $0.10 per share after tax.

Mixon concluded, "With the cost reduction actions detailed above, along with the benefits from Chinese manufacturing and further penetration of the ambulatory oxygen market with sales of the HomeFill(TM) oxygen system, Invacare is committed to returning to positive earnings growth in the fourth quarter. With the facility closures over the next few years, Invacare is further committed to additional actions to make sure its cost base can support solid earnings growth into 2006 and beyond."

*Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,250 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers) both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###

                      INVACARE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)


                                                                     Three Months Ended          Six Months Ended
                                                                           June 30,                   June 30,
(In thousands, except per share data)                                 2005          2004          2005        2004
-------------------------------------------------------------------------------------------------------------------
Net sales                                                        $396,267       $339,288      $767,211     $660,631
Cost of products sold                                             282,983        237,164       544,083      465,128
                                                                  -------        -------       -------      -------
     Gross profit                                                 113,284        102,124       223,128      195,503
Selling, general and administrative expense                        88,352         74,201       172,314      144,984
Interest expense - net                                              5,974          1,225        11,966        2,780
                                                                  -------        -------       -------      -------
     Earnings before income taxes                                  18,958         26,698        38,848       47,739
Income taxes                                                        6,050          8,675        12,395       15,515
                                                                  -------        -------       -------      -------
Net earnings                                                      $12,908        $18,023       $26,453      $32,224
                                                                  =======        =======       =======      =======

Net earnings per share - basic                                      $0.41          $0.58         $0.84        $1.04
                                                                  =======        =======       =======      =======
Weighted average shares outstanding - basic                        31,553         31,145        31,456       31,119
                                                                  =======        =======       =======      =======

Net earnings per share - assuming dilution                          $0.40          $0.56         $0.81        $1.00
                                                                  =======        =======       =======      =======
Weighted average shares outstanding - assuming dilution            32,530         32,239        32,533       32,259
                                                                  =======        =======       =======      =======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $26,674,000 and $49,432,000 for the three and six months ended June 30, 2005 and $21,036,000 and $40,379,000 for the same periods a year ago.

The information by segment is as follows:

                                                                Three Months Ended           Six Months Ended
                                                                     June 30,                    June 30,
(In thousands)                                                  2005          2004          2005          2004
--------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                          $264,854      $249,040      $515,794      $486,323
     Europe                                                  110,331        75,406       212,422       144,744
     Asia/Pacific                                             21,082        14,842        38,995        29,564
                                                            --------      --------      --------      --------
     Consolidated                                           $396,267      $339,288      $767,211      $660,631
                                                            ========      ========      ========      ========

Earnings (loss) before income taxes
     North America                                          $ 14,066      $ 25,713      $ 33,471      $ 45,763
     Europe                                                    7,359         3,303        11,241         4,443
     Asia/Pacific                                             (1,600)          240        (3,304)          677
     All Other                                                  (867)       (2,558)       (2,560)       (3,144)
                                                            --------      --------      --------      --------
     Consolidated                                            $18,958       $26,698       $38,848      $ 47,739
                                                            ========      ========      ========      ========

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              June 30, 2005  December 31, 2004     June 30, 2004
(In thousands)                                                  (unaudited)                          (unaudited)
----------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                     $6,604           $ 32,766            $7,233
Trade receivables - net                                             284,931            287,950           262,559
Inventories - net                                                   183,504            175,883           143,644
Deferred income taxes and other current assets                       65,410             68,552            59,945
                                                                    -------            -------           -------
     Total current assets                                           540,449            565,151           473,381

Other Assets                                                        160,874            153,846            76,622
Plant and equipment - net                                           181,017            191,163           156,863
Goodwill                                                            724,630            717,964           436,924
                                                                    -------            -------           -------
     Total assets                                                $1,606,970         $1,628,124        $1,143,790
                                                                 ==========         ==========        ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $141,044           $149,413          $123,171
Accrued expenses                                                     90,309             98,850            85,890
Accrued income taxes                                                  4,747              7,816            19,284
Current maturities                                                    1,707              2,062             1,863
                                                                    -------            -------           -------
     Total current liabilities                                      237,807            258,141           230,208

Long-term debt                                                      552,760            547,974           230,388
Other long-term obligations                                          75,257             68,571            39,113

Shareholders' Equity                                                741,146            753,438           644,081
                                                                    -------            -------           -------
     Total liabilities and shareholders' equity                  $1,606,970         $1,628,124        $1,143,790
                                                                 ==========         ==========        ==========


                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                             Three Months Ended          Six Months Ended
                                                                  June 30,                    June 30,
    (In thousands)                                          2005           2004          2005         2004
    ------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities            $32,686        $15,464       $29,191      $45,789
    Less:
    Purchases of property and equipment, net              (1,530)        (9,978)      (10,437)     (18,333)
                                                         -------        -------       -------      -------
    Free Cash Flow                                       $31,156       $  5,486       $18,754      $27,456
                                                         =======        =======       =======      =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.).